EXHIBIT 11.1

                                             INTEL CORPORATION
                                     COMPUTATION OF EARNINGS PER SHARE
                                 (In millions, except per share amounts)

                                                     Three Months Ended
                                                     -------------------
                                                     Mar. 30,    Apr. 1,
                                                       1995       1995
                                                     -------     -------
PRIMARY SHARES CALCULATION

Reconciliation of weighted average number of shares outstanding to amount used in primary earnings per share computation:

Weighted average number of shares outstanding            822 *       828 *

 Add-shares issuable from assumed exercise of options
  and warrants                                            58 *        44 *
                                                     -------     -------
 Weighted average number of shares outstanding as
  adjusted                                               880 *       872 *

FULLY DILUTED SHARES CALCULATION

Reconciliation of weighted average number of shares outstanding to amount used in fully diluted earnings per share computation:

  Weighted average number of shares outstanding          822         828

  Add-shares issuable from assumed exercise of
  options and warrants                                    58          46
                                                     -------     -------
  Weighted average number of shares outstanding as
   adjusted                                              880         874

NET INCOME                                           $   894 *   $   889 *
                                                     =======     =======

PRIMARY EARNINGS PER SHARE                           $  1.02 *   $  1.02 *
                                                     =======     =======

FULLY DILUTED EARNINGS PER SHARE(1)                  $  1.02     $  1.02
                                                     =======     =======

* Per Q1 1996 earnings press release

(1) Earnings per common and common equivalent share presented on the face of the income statement represent primary earnings per share. Dual presentation of primary and fully diluted earnings per share has not been made on the face of the income statement because the differences are insignificant. This exhibit is presented because common stock equivalents represent more than 3% of weighted average common shares outstanding.